Exhibit 99.1

News Release

RAYONIER REPORTS FOURTH QUARTER 2019 RESULTS

•	Fourth quarter net income attributable to Rayonier of $16.0 million ($0.12 per share) on revenues of $178.8 million

•	Fourth quarter operating income of $26.1 million and Adjusted EBITDA of $65.0 million

•	Full-year net income attributable to Rayonier of $59.1 million ($0.46 per share) on revenues of $711.6 million

•	Full-year operating income of $107.0 million and Adjusted EBITDA of $247.8 million

•	Full-year cash provided by operations of $214.3 million and cash available for distribution (CAD) of $149.4 million
WILDLIGHT, FL — February 5, 2020 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $16.0 million, or $0.12 per share, on revenues of $178.8 million. This compares to net income attributable to Rayonier of $2.0 million, or $0.02 per share, on revenues of $166.1 million in the prior year quarter.
Overview of Fourth Quarter Results: The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2019		December 31, 2018
	$	EPS	$	EPS

Revenues	$178.8		$166.1

Net income attributable to Rayonier	$16.0	$0.12	$2.0	$0.02

Fourth quarter operating income was $26.1 million versus $15.0 million in the prior year period. Fourth quarter Adjusted EBITDA1 was $65.0 million versus $49.9 million in the prior year period.
The following table summarizes operating income (loss) and Adjusted EBITDA1 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Adjusted EBITDA[1]
(millions of dollars)	2019	2018	2019	2018
Southern Timber	$12.0	$7.2	$28.3	$21.2
Pacific Northwest Timber	(1.3)	(4.1)	8.7	2.0
New Zealand Timber	9.4	12.6	16.1	19.3
Real Estate	12.7	4.6	18.4	12.4
Trading	(0.3)	0.3	(0.3)	0.3
Corporate and other	(6.5)	(5.6)	(6.2)	(5.3)
Total	$26.1	$15.0	$65.0	$49.9

Overview of Full-Year Results: Full-year 2019 net income attributable to Rayonier was $59.1 million, or $0.46 per share, on revenues of $711.6 million. This compares to net income attributable to Rayonier of $102.2 million, or $0.79 per share, on revenues of $816.1 million in the prior year.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes the full-year and comparable prior year results:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2019		December 31, 2018
	$	EPS	$	EPS

Revenues	$711.6		$816.1

Net income attributable to Rayonier	$59.1	$0.46	$102.2	$0.79

Full-year operating income was $107.0 million versus $170.1 million in the prior year. Full-year Adjusted EBITDA1 was $247.8 million versus $337.7 million in the prior year.
The following table summarizes operating income (loss) and Adjusted EBITDA1 for the current full-year and comparable prior year:

	Year Ended December 31,
	Operating Income (Loss)		Adjusted EBITDA[1]
(millions of dollars)	2019	2018	2019	2018
Southern Timber	$57.8	$44.2	$119.7	$102.8
Pacific Northwest Timber	(12.4)	8.1	16.7	40.9
New Zealand Timber	48.0	62.8	75.8	90.8
Real Estate	38.7	76.2	59.5	123.4
Trading	—	1.0	—	1.0
Corporate and other	(25.1)	(22.3)	(23.9)	(21.1)
Total	$107.0	$170.1	$247.8	$337.7

Full-year cash provided by operating activities was $214.3 million versus $310.1 million in the prior year . Full-year cash available for distribution (CAD)1 of $149.4 million decreased $90.6 million versus the prior year primarily due to lower Adjusted EBITDA1 ($89.9 million) and higher capital expenditures ($1.6 million), partially offset by lower cash taxes paid ($0.5 million) and lower cash interest paid ($0.3 million).

“We are pleased to conclude the year with solid quarterly results despite challenging market conditions,” said David Nunes, President and CEO. “In Southern Timber, Adjusted EBITDA increased by 34% versus the prior year quarter driven by an 18% increase in harvest volumes and a $2.7 million increase in non-timber income, which were partially offset by a slight decline in weighted-average stumpage prices. In Pacific Northwest Timber, Adjusted EBITDA also improved significantly versus the prior year quarter, as 2019 harvest volumes were heavily back-end loaded due to improved domestic demand in the fourth quarter. New Zealand Timber Adjusted EBITDA declined 17% versus the prior year quarter due to weaker demand from China and competition from European salvage volume, which resulted in 11% and 13% declines in export and domestic sawtimber prices, respectively, versus the prior year period. Real Estate Adjusted EBITDA increased significantly relative to the prior year quarter primarily due to an increase in the number of Non-strategic / Timberland and Unimproved Development acres sold.”
Southern Timber
Fourth quarter sales of $45.8 million (which included non-timber sales of $7.7 million) increased $7.1 million, or 18%, versus the prior year period primarily due to higher volumes and higher pipeline easement revenue. Harvest volumes increased 18% to 1.58 million tons versus 1.33 million tons in the prior year period, largely driven by favorable ground conditions that facilitated customer removals. Average pine sawtimber stumpage prices decreased 3% to $23.25 per ton versus $24.03 per ton in the prior year period, driven primarily by geographic mix. Average pine pulpwood stumpage prices were flat at $14.82 per ton versus the prior year

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

period. Overall, weighted-average stumpage prices (including hardwood) decreased 1% to $18.10 per ton versus $18.37 per ton in the prior year period. Operating income of $12.0 million increased $4.8 million versus the prior year period as higher non-timber income ($2.7 million), higher volumes ($1.9 million), lower lease related expenses ($0.3 million) and lower depletion rates ($0.3 million) were partially offset by lower net stumpage prices ($0.4 million).
Fourth quarter Adjusted EBITDA1 of $28.3 million was $7.1 million above the prior year period.
Pacific Northwest Timber
Fourth quarter sales of $27.6 million increased $9.1 million, or 50%, versus the prior year period. Harvest volumes increased 72% to 417,000 tons versus 242,000 tons in the prior year period, driven by improved domestic demand in the current quarter coupled with volume deferrals in the prior year quarter. Average delivered sawtimber prices decreased 3% to $78.51 per ton versus $81.14 per ton in the prior year period, although average net stumpage prices (including pulpwood) increased 12%, driven by strong pricing on stumpage sales coupled with lower average cut and haul costs on delivered sales due to a higher proportion of ground-based logging in the quarter. Average delivered pulpwood prices decreased 17% to $39.24 per ton versus $47.36 per ton in the prior year period, driven primarily by excess supply in the market. Operating loss of $1.3 million decreased $2.8 million versus the prior year period primarily due to higher net stumpage prices ($1.5 million), lower road maintenance and other costs ($1.1 million) and lower depletion rates ($0.5 million), partially offset by an increase in other variable costs ($0.3 million).
Fourth quarter Adjusted EBITDA1 of $8.7 million was $6.7 million above the prior year period.
New Zealand Timber
Fourth quarter sales of $60.6 million increased $0.5 million, or 1%, versus the prior year period. Harvest volumes increased 5% to 688,000 tons versus 655,000 tons in the prior year period, primarily due to the timing of export shipments. Average delivered prices for export sawtimber decreased 11% to $102.69 per ton versus $114.89 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 13% to $69.13 per ton versus $79.54 per ton in the prior year period. The decrease in export sawtimber prices was primarily due to increased competition from lower-cost log and lumber imports, predominantly from European salvage activity, flowing into China. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven in part by the fall in the NZ$/US$ exchange rate (US$0.64 per NZ$1.00 versus US$0.66 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 9% versus the prior year period, mirroring the negative trend in the export market. Operating income of $9.4 million decreased $3.2 million versus the prior year period as a result of lower net stumpage prices ($6.8 million) and higher roading costs ($0.4 million), partially offset by higher volumes ($1.0 million), higher non-timber income ($2.3 million) and favorable foreign exchange impacts ($0.7 million).
Fourth quarter Adjusted EBITDA1 of $16.1 million was $3.2 million below the prior year period.
Real Estate
Fourth quarter sales of $22.1 million increased $5.7 million, or 34%, versus the prior year period, while operating income of $12.7 million increased $8.1 million versus the prior year period due to a higher number of acres sold (6,862 acres sold versus 2,249 acres sold in the prior year period), partially offset by a decrease in weighted-average prices ($3,223 per acre versus $7,406 per acre in the prior year period).
Improved Development sales of $0.9 million consisted of 20.7 acres of commercial property ($42,000 per acre) in the Belfast Commerce Park development project south of Savannah, Georgia. This compares to prior year period sales of $4.5 million, which consisted of 27.9 acres of commercial property for $3.6 million ($129,432 per acre) and 20 residential lots for $0.9 million ($46,730 per lot or $329,081 per acre) in the Wildlight development project north of Jacksonville, Florida.
Unimproved Development sales of $4.0 million consisted of a 405 acre sale in Nassau County, Florida at a price of $10,000 per acre. There were no Unimproved Development sales in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Rural sales of $6.5 million consisted of 1,480 acres at an average price of $4,424 per acre. This compares to prior year period sales of $11.7 million, which consisted of 2,102 acres at an average price of $5,575 per acre.
Non-strategic / Timberland sales of $10.6 million consisted of 4,957 acres at an average price of $2,148 per acre. This compares to prior year period sales of $0.2 million, which consisted of 116 acres at an average price of $3,381 per acre.
Fourth quarter Adjusted EBITDA1 of $18.4 million was $6.0 million above the prior year period.
Trading
Fourth quarter sales of $22.7 million decreased $9.7 million versus the prior year period primarily due to lower volumes and prices. Sales volumes decreased 21% to 232,000 tons versus 292,000 tons in the prior year period. Operating loss of $0.3 million versus operating income of $0.3 million in the prior year period was driven primarily by lower margins due to port congestion and reduced availability of third-party export volume resulting from overall market price declines.
Other Items
Fourth quarter corporate and other operating expenses of $6.5 million increased $0.9 million versus the prior year period, primarily due to elevated legal expenses and acquisition related costs.
Fourth quarter interest expense of $8.1 million was flat versus the prior year period.
Fourth quarter income tax expense of $2.7 million was relatively flat versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“Excluding the impact of our anticipated mid-year acquisition of Pope Resources, we expect to achieve 2020 net income attributable to Rayonier of $47 to $57 million and Adjusted EBITDA of $245 to $270 million,” added Nunes. “In our Southern Timber segment, we expect to achieve full-year harvest volumes of 6.3 to 6.5 million tons, while we expect overall pricing to be slightly below 2019 average pricing due to geographic mix. In our Pacific Northwest Timber segment, we expect to achieve harvest volumes of 1.4 to 1.5 million tons, while we expect relatively stable pricing as markets have adjusted to lower log export volumes resulting from China tariffs and competition from European salvage volume. We remain cautiously optimistic that export market conditions in both Southern Timber and Pacific Northwest Timber will gradually improve as the U.S.-China Phase 1 trade agreement is implemented and as additional details of the agreement become clear, although we expect near-term headwinds associated with the coronavirus outbreak in China. In our New Zealand Timber segment, we expect to achieve harvest volumes of 2.6 to 2.7 million tons, while we expect lower average export and domestic pricing due to challenging export market conditions resulting from competition from European salvage volume as well as the recent impacts from the coronavirus outbreak. We further expect that Adjusted EBITDA in the New Zealand Timber segment will be negatively impacted by higher shipping costs due to the implementation of low-sulphur fuel requirements. In our Real Estate segment, we expect a significant increase in Adjusted EBITDA based on our current pipeline of transactions, although we anticipate that real estate activity will be heavily weighted to the second half of the year.”
Conference Call
A conference call and live audio webcast will be held on Thursday, February 6, 2020 at 10:00 AM EST to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Friday, March 6, 2020 by dialing 866-388-5360 (domestic) or 203-369-0415 (international), passcode: 2062020.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2019, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (379,000 acres) and New Zealand (414,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2019 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
SALES	$178.8	$156.4	$166.1	$711.6	$816.1
Costs and Expenses
Cost of sales	(140.2)	(134.5)	(139.1)	(558.4)	(605.2)
Selling and general expenses	(10.8)	(10.1)	(10.6)	(41.7)	(41.9)
Other operating (expense) income, net	(1.7)	(0.8)	(1.4)	(4.5)	1.1
OPERATING INCOME	26.1	11.0	15.0	107.0	170.1
Interest expense	(8.1)	(8.0)	(8.1)	(31.7)	(32.1)
Interest and other miscellaneous income, net	2.1	0.8	0.5	5.3	4.6
INCOME BEFORE INCOME TAXES	20.1	3.8	7.4	80.6	142.6
Income tax expense	(2.7)	(2.3)	(2.8)	(12.9)	(25.3)
NET INCOME	17.4	1.5	4.6	67.7	117.3
Less: Net income attributable to noncontrolling interest	(1.4)	(1.9)	(2.6)	(8.6)	(15.1)
NET INCOME (LOSS) ATTRIBUTABLE TO RAYONIER INC.	$16.0	($0.4)	$2.0	$59.1	$102.2
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.12	—	$0.02	$0.46	$0.79
Diluted earnings per share attributable to Rayonier Inc.	$0.12	—	$0.02	$0.46	$0.79

Weighted Average Common Shares used for determining
Basic EPS	129,149,307	129,325,181	129,158,030	129,257,202	129,043,627
Diluted EPS	129,436,456	129,325,181	129,736,352	129,598,388	129,690,231

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2019 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2019	2018
Assets
Cash and cash equivalents	$68.7	$148.4
Other current assets	57.3	59.5
Timber and timberlands, net of depletion and amortization	2,482.0	2,401.3
Higher and better use timberlands and real estate development investments	81.8	85.6
Property, plant and equipment	31.9	30.7
Less - accumulated depreciation	(9.6)	(7.9)
Net property, plant and equipment	22.3	22.8
Restricted cash	1.2	8.1
Right-of-use assets	99.9	—
Other assets	47.8	55.0
	$2,861.0	$2,780.7
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	82.0	—
Other current liabilities	69.2	63.5
Long-term debt	973.1	972.6
Long-term lease liability	90.5	—
Other non-current liabilities	108.6	90.0
Total Rayonier Inc. shareholders’ equity	1,440.0	1,556.9
Noncontrolling interest	97.6	97.7
Total shareholders’ equity	1,537.6	1,654.6
	$2,861.0	$2,780.7

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2019 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2017	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	102.2	—	15.1	117.3
Dividends ($1.06 per share)	—	—	(137.9)	—	—	(137.9)
Issuance of shares under incentive stock plans	599,422	8.6	—	—	—	8.6
Stock-based compensation	—	6.4	—	—	—	6.4
Other (a)	(81,523)	(3.0)	0.7	(13.2)	(17.3)	(32.8)
Balance, December 31, 2018	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	59.1	—	8.6	67.7
Dividends ($1.08 per share)	—	—	(140.1)	—	—	(140.1)
Issuance of shares under incentive stock plans	298,003	1.3	—	—	—	1.3
Stock-based compensation	—	6.9	—	—	—	6.9
Repurchase of common shares made under repurchase program	(320,016)	—	(8.4)	—	—	(8.4)
Other (a)	(135,593)	(4.3)	—	(31.4)	(8.7)	(44.4)
Balance, December 31, 2019	129,331,069	$888.2	$583.0	($31.2)	$97.6	$1,537.6

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges and distributions to minority shareholders. The year ended December 31, 2018 also includes the adjustment related to the adoption of ASU 2018-02.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2019 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2019	2018
Cash provided by operating activities:
Net income	$67.7	$117.3
Depreciation, depletion and amortization	128.2	144.1
Non-cash cost of land and improved development	12.6	23.6
Other items to reconcile net income to cash provided by operating activities	13.7	27.3
Changes in working capital and other assets and liabilities	(7.9)	(2.2)
	214.3	310.1
Cash used for investing activities:
Capital expenditures	(64.0)	(62.3)
Real estate development investments	(6.8)	(9.5)
Purchase of timberlands	(142.3)	(57.6)
Other	(6.3)	(3.5)
	(219.4)	(132.9)
Cash used for financing activities:
Net increase (decrease) in debt	82.0	(53.4)
Dividends paid	(141.1)	(136.8)
Proceeds from the issuance of common shares under incentive stock plan	1.3	8.6
Repurchase of common shares made under repurchase program	(8.4)	—
Other	(13.4)	(12.1)
	(79.6)	(193.7)
Effect of exchange rate changes on cash and restricted cash	(1.8)	0.5
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(86.5)	(16.0)
Balance, beginning of year	156.5	172.5
Balance, end of period	$70.0	$156.5

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME AND ADJUSTED EBITDA
December 31, 2019 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2019	2019	2018	2019	2018
Sales
Southern Timber	$45.8	$41.3	$38.7	$194.1	$170.0
Pacific Northwest Timber	27.6	18.8	18.4	85.4	109.8
New Zealand Timber	60.6	62.0	60.1	241.9	249.0
Real Estate	22.1	9.2	16.5	74.9	138.6
Trading	22.7	25.2	32.4	115.4	148.8
Intersegment Eliminations	—	(0.1)	—	(0.1)	(0.1)
Sales	$178.8	$156.4	$166.1	$711.6	$816.1

Operating income (loss)
Southern Timber	$12.0	$9.5	$7.2	$57.8	$44.2
Pacific Northwest Timber	(1.3)	(3.6)	(4.1)	(12.4)	8.1
New Zealand Timber	9.4	10.1	12.6	48.0	62.8
Real Estate	12.7	0.4	4.6	38.7	76.2
Trading	(0.3)	—	0.3	—	1.0
Corporate and Other	(6.5)	(5.4)	(5.6)	(25.1)	(22.3)
Operating income	$26.1	$11.0	$15.0	$107.0	$170.1

Adjusted EBITDA (a)
Southern Timber	$28.3	$22.5	$21.2	$119.7	$102.8
Pacific Northwest Timber	8.7	2.7	2.0	16.7	40.9
New Zealand Timber	16.1	17.7	19.3	75.8	90.8
Real Estate	18.4	5.4	12.4	59.5	123.4
Trading	(0.3)	—	0.3	—	1.0
Corporate and Other	(6.2)	(5.1)	(5.3)	(23.9)	(21.1)
Adjusted EBITDA	$65.0	$43.2	$49.9	$247.8	$337.7

(a)	Adjusted EBITDA is a non-GAAP measure. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2019 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2019	2018
Cash Provided by Operating Activities	$214.3	$310.1
Working capital and other balance sheet changes	(0.9)	(7.7)
Capital expenditures (a)	(64.0)	(62.3)
Cash Available for Distribution (b)	$149.4	$240.1

Net Income	$67.7	$117.3
Interest, net and miscellaneous income	29.1	29.7
Income tax expense	12.9	25.2
Depreciation, depletion and amortization	128.2	144.1
Non-cash cost of land and improved development	12.6	23.6
Non-operating income	(2.7)	(2.2)
Adjusted EBITDA (c)	$247.8	$337.7
Cash interest paid (d)	(32.8)	(33.1)
Cash taxes paid	(1.7)	(2.2)
Capital expenditures (a)	(64.0)	(62.3)
Cash Available for Distribution (b)	$149.4	$240.1

Cash Available for Distribution (b)	$149.4	$240.1
Real estate development investments	(6.8)	(9.5)
Cash Available for Distribution after real estate development investments	$142.6	$230.6

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2019
Operating income (loss)	$12.0	($1.3)	$9.4	$12.7	($0.3)	($6.5)	$26.1
Depreciation, depletion and amortization	16.3	10.0	6.7	3.0	—	0.3	36.3
Non-cash cost of land and improved development	—	—	—	2.6	—	—	2.6
Adjusted EBITDA	$28.3	$8.7	$16.1	$18.4	($0.3)	($6.2)	$65.0

September 30, 2019
Operating income (loss)	$9.5	($3.6)	$10.1	$0.4	—	($5.4)	$11.0
Depreciation, depletion and amortization	13.0	6.3	7.6	0.7	—	0.3	27.8
Non-cash cost of land and improved development	—	—	—	4.3	—	—	4.3
Adjusted EBITDA	$22.5	$2.7	$17.7	$5.4	—	($5.1)	$43.2

December 31, 2018
Operating income (loss)	$7.2	($4.1)	$12.6	$4.6	$0.3	($5.6)	$15.0
Depreciation, depletion and amortization	14.0	6.1	6.7	1.3	—	0.3	28.4
Non-cash cost of land and improved development	—	—	—	6.5	—	—	6.5
Adjusted EBITDA	$21.2	$2.0	$19.3	$12.4	$0.3	($5.3)	$49.9

F

OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (c):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2019
Operating income (loss)	$57.8	($12.4)	$48.0	$38.7	—	($25.1)	$107.0
Depreciation, depletion and amortization	61.9	29.2	27.8	8.2	—	1.2	128.2
Non-cash cost of land and improved development	—	—	—	12.6	—	—	12.6
Adjusted EBITDA	$119.7	$16.7	$75.8	$59.5	—	($23.9)	$247.8

December 31, 2018
Operating income	$44.2	$8.1	$62.8	$76.2	$1.0	($22.3)	$170.1
Depreciation, depletion and amortization	58.6	32.8	28.0	23.6	—	1.2	144.1
Non-cash cost of land and improved development	—	—	—	23.6	—	—	23.6
Adjusted EBITDA	$102.8	$40.9	$90.8	$123.4	$1.0	($21.1)	$337.7

(a)	Capital expenditures exclude timberland acquisitions of $142.3 million and $57.6 million during the twelve months ended December 31, 2019 and December 31, 2018, respectively.

(b)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. Large Dispositions, which are excluded in the calculation of Adjusted EBITDA, are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

(d)	Cash interest paid is presented net of patronage refunds received of $4.0 million and $4.1 million for the twelve months ended December 31, 2019 and December 31, 2018, respectively.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
December 31, 2019 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	2020 Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$51.5	-	$62.5
Less: Net income attributable to noncontrolling interest	(5.0)	-	(6.0)
Net income attributable to Rayonier Inc.	$46.5	-	$56.5

Interest, net	32.5	-	33.5
Income tax expense	5.5	-	7.0
Depreciation, depletion and amortization	131.5	-	139.0
Non-cash cost of land and improved development	24.0	-	28.0
Net income attributable to noncontrolling interest	5.0	-	6.0
Adjusted EBITDA	$245.0	-	$270.0

Diluted Earnings per Share	$0.36	-	$0.44

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis. Large Dispositions, which are excluded in the calculation of Adjusted EBITDA, are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.

G